SECUITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549



FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):  June 16, 2003
Pharmaceutical Formulations, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware
0-11274
22-2367644
(State or Other Jurisdiction
(Commission
(IRS Employer
of Incorporation)
File Number)
Identification No.)

460 Plainfield Avenue, Edison, New Jersey  08818
(Address of Principal Executive Offices, including Zip Code)
Registrant's telephone number, including area code:  732-985-7100
N.A.
(Former Name or Former Address, if Changed Since Last Report)


Item 5.  Other Events
Debenture Extension. On June 16, 2003 the Company completed an offer to holders of its 8% and 8.25% convertible subordinated debentures to extend the payment terms on those bonds, which were due to mature on
June 16, 2003.  An aggregate of $1,508,000 of the
debentures were extended in accordance with the offer.   The outstanding
remaining balances are $1,179,000 on the 8% debentures and $329,000 on the 8.25% debentures. The offer to debenture holders extended the payment date to June 15, 2004 at the current interest rate of 8% or 8.25%, depending on which bonds are held. In exchange for the debenture holders' agreement to extend the maturity date on the debentures, they received a one-time up-front fee of $10 per $1,000 of debenture principal held by them.
The privilege to convert the debentures into common stock of PFI at $.34 per share was also extended.The remaining principal balance of $542,000, due to debenture holders, who did not accept the extension offer, was repaid in cash. Debenture Interest. The Company did not make the June 16, 2003 interest payment due under its 8% Convertible Subordinated Debentures due 2004. Also, the Company did not make the June 30, 2003 interest payment due under its 8% Convertible Subordinated Debentures due 2004. It is the Company's intention to make such payments within the 30 day period allowed before such nonpayment would become an event of default under the respective debenture indenture. Election of New Director. At the Company's Annual Meeting of Stockholders, held on June 18, 2003, Mr. Frank X. Buhler was elected to the Board of Directors. Mr. Buhler had been President of Konsyl Pharmaceuticals, Inc., which became a subsidiary of the Company on May 15, 2003. All other incumbent directors were reelected.





SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMACEUTICAL FORMULATIONS, INC.


By:
/s/ Walter Kreil

Name:  Walter Kreil

Title:   Vice President and Chief Financial
Officer

Dated:  June 30, 2003





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